CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) is entered into by and between Charles W. Berger (“Executive”) and Extreme Networks, Inc. (the “Company”). This Agreement will become effective on the eighth day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Agreement (by email notice to aamadia@extremenetworks.com) prior to that date. This Agreement was presented to Executive on April 22, 2015. Executive has 21 days from the date the Agreement was presented to Executive to consider this Agreement.
FACTUAL RECITALS
This Agreement is entered into with respect to the following facts:
A.    Executive was employed by the Company as its Chief Executive Officer from on or about April 25, 2013 through April 19, 2015 pursuant to an employment letter agreement (the “Employment Agreement”) dated April 25, 2013;
B.    Executive’s employment with the Company was separated effective April 19, 2015 (the “Separation Date”);
C.    Pursuant to Executive’s Employment Agreement, Executive is entitled to certain separation benefits provided that Executive agrees to the terms of this Agreement and the release herein; and
D. Executive has elected to accept such separation benefits, and to terminate employment with the Company under the terms and conditions set forth below.
Accordingly, Executive and the Company now agree as set forth below.
AGREEMENT
1.    Separation from Employment, Positions, and Offices; Cooperation. Executive hereby confirms the cessation of his employment with the Company as Chief Executive Officer, and from all positions and offices that he held with the Company and/or is subsidiaries and/or affiliates effective as of the Separation Date. Executive hereby agrees to resign from all officer and director positions he has with the Company, its subsidiaries and/or affiliates, including, but not limited to, his seat as a member of the Board of Directors of the Company (as well as of the Board of Directors of any of the Company's subsidiaries or investments). Executive further agrees that he shall promptly execute such additional documents as are reasonably requested by the Company to evidence and effectuate this Section 1.
Prior to and after the Separation Date, Executive agrees that he will reasonably cooperate with the Company, its subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees: (A) to sign any documents reasonably required to be signed while he remains in the capacity of a director or officer of a subsidiary or affiliate of the Company including but not limited to documents confirming Executive’s resignation as a director or officer of the Company, and/or its subsidiaries and/or affiliates, (B) concerning requests for information about the business of the Company or its subsidiaries or affiliates or his involvement and participation therein, (C) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company and (D) with respect to transition and succession matters. Executive’s cooperation shall include, but not be limited to (taking into account Executive’s personal and professional obligations, including those to any new employer or entity to which he provides services), being available to meet and speak with officers or employees of the Company and/or the Company's counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company's counsel to effectuate the foregoing. Executive shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Executive may incur at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.
Executive also acknowledges and agrees that in order to receive the severance amount and benefits more fully described in Section 3 herein, Executive shall execute a copy of the Company’s standard from of Employee Innovations and Proprietary Rights Assignment Agreement, a copy of which has been provided to Executive.
2.    Acknowledgment of Payment/Receipt of All Wages and Benefits. Except for payment of expense reimbursements owed to Executive through the Separation Date, Executive acknowledges and agrees that he has been paid in full all wages (including, but not limited to, base salary, any applicable bonuses, and Executive’s last paycheck which includes his regular final pay through and including April 19, 2015), and he has received all benefits that Executive earned during his employment with the Company. Executive understands and agrees that he is not entitled to, and shall not receive, any further compensation or benefits from the Company except as set forth in this Section and in Section 3 herein.
3.    Severance Consideration. Subject to Executive's execution of this Agreement (without revocation during the seven-day revocation period described below) and compliance with the terms of this Agreement:
A) The Company shall provide Executive with a lump sum payment, which amount represents twelve (12) months’ current base salary, equal to $600,000, less applicable withholding, by the later of the 15th day following the Effective Date of this Agreement (or in the event such date falls on a weekend or holiday, the next regular business day thereafter), and twenty-one (21) days after the Separation Date (or in the event such date falls on a weekend or holiday, the next regular business day thereafter) provided that this Agreement has become effective;
B) Executive shall be entitled to acceleration of twelve (12) months of vesting of any currently outstanding equity awards, other than any performance option, if any, to the extent it was not performance earned prior to the Separation Date as detailed and specifically set forth in Exhibit A attached hereto; and
C) The Company shall make twelve (12) months of COBRA payments on behalf of Executive should Executive timely elect to extend and continue COBRA for this period for Executive’s enrolled participants as of the Separation Date.
4.    Executive’s General Release of Claims. As consideration of and in exchange for the severance amount described in Section 3 herein, Executive and his successors release the Company, its parents and subsidiaries, and each of those entities' respective current and former shareholders, investors, directors, officers, employees, agents, accountants, attorneys, tax advisors, insurers, legal successors and assigns, of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to any claim arising out of his employment with and/or separation from the Company, including, but not limited to, any claims for breach of express or implied contract; wrongful termination; constructive discharge; discrimination; harassment; retaliation; fraud; defamation; infliction of emotional distress; any and all claims arising under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, The Family Medical Leave Act, the Rehabilitation Act of 1973, The Worker Adjustment and Retraining Notification Act, the Immigration and Nationality Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Family and Medical Leave law, or the California Labor Code, , all as amended; and any claim or damage arising out of Executive’s employment with and/or separation from the Company under any common law theory, or any federal, state or local law, statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a State Fair Employment Practices Agency except that Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim. Notwithstanding the above release of claims, it is expressly understood that this release does not apply to, and shall not be construed as, a waiver or release of any claims or rights that cannot lawfully be released by private agreement. This release of claims shall not affect Executive's existing indemnity rights from the Company (whether pursuant to contract or statute, including, but not limited to, his indemnity rights pursuant to California Labor Code section 2802), which rights shall remain in full force and effect. In addition, the above release of claims, is not intended to apply to or impact any continuing obligations the Company may have related to Executive's 401(k). Notwithstanding anything to the contrary in this Agreement, Employee shall continue to be indemnified for his actions taken while in service to the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s certificate of incorporation and bylaws, the director and officer indemnification agreement between Employee and the Company, if any, (a “Separate Indemnity Agreement”) and Employee will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware.

Executive on behalf of himself and his successors, agrees not to sue or file any claims seeking monetary recovery from any of the released parties based upon any claim released by this Agreement.
5.    Company’s General Release of Claims. Executive represents and warrants that he is not aware of any facts or circumstances which would give rise to any claim that the Company would have against him, or that any third-party would have against the Company based upon any action (or failure to act) or statement (or failure to disclose) made by him during the course of his employment with the Company. In reliance upon such representation and warranty, and in consideration for the releases and promises given by Executive herein, the Company, its parents and subsidiaries, and each of those entities' successors and assigns, hereby fully and forever releases and discharges Executive and his successors from any and all claims, actions and causes of action, whether now known or unknown, which the Company now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which the Company signs this Agreement, including, but not limited to, any claims related in any way to the employment relationship between the Company and Executive and the termination of that employment relationship. The Company understands and agrees that this release is a full and complete waiver of all claims.
6.    Civil Code Section 1542 Waiver. The parties acknowledges that they have read section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
The parties waive any rights that they have or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that they may lawfully waive such rights pertaining to this general release of claims, and affirms that they are releasing all known and unknown claims that have or may have against the respective released parties listed in Sections 4 and 5 above.
7.    Waiver of Rights under the Age Discrimination in Employment Act. Executive is over the age of forty (40) years, and in accordance with the Age Discrimination in Employment Act and Older Workers' Benefit Protection Act (collectively, the "Act"), Executive acknowledges that:
(i) He has been advised in writing to consult with an attorney prior to executing this Release, and has had the opportunity to do so;
(ii) He is aware of certain rights to which he may be entitled under the Act;
(iii) In exchange for executing this Release, Executive will receive severance pay to which he would otherwise not be entitled, and in addition to the compensation and benefits that he earned as an employee of the Company;
(iv) By signing this Agreement, he will not waive rights or claims under the Act which may arise after the execution of this Agreement;

(v) He has been given a period of at least 21 days to consider this Release, and understands that if he does not sign this Agreement he will not receive the severance pay described in Section 3 of this Agreement; and
(vi) Executive further acknowledges that he has a period of seven days from the date of execution in which to revoke this Release by email notice to Allison Amadia at aamadia@extremenetworks.com. In the event Executive does not exercise his right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day revocation period described above.
8.    Agreement Not To Assist With Other Claims. Executive agrees that he shall not, at any time in the future, encourage any current or former Company employee, or any other person or entity, to file any legal or administrative claim of any type or nature against the Company or any of its officers or employees. Executive further agrees that he shall not, at any time in the future, assist in any manner any current or former Company employee, or any other person or entity, in the pursuit or prosecution of any legal or administrative claim of any type or nature against the Company or any of its officers or employees. This Section shall not apply to the Executive's participation in any legal or administrative proceeding pursuant to a duly-issued subpoena or other compulsory legal process.
9.    Prior Agreement and Return of Company Property. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions, and/or confidentiality agreements between the Company and Executive, a copy of each having been provided to Executive at his request. To the extent that he has not already done so, by the Separation Date, Executive will promptly return to the Company, in good working condition, all Company property and equipment that is in Executive's possession or control, including, but not limited to, any PDAs, files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (whether in paper, electronic, or other format, and all copies thereof) that Executive prepared or received in the course of his employment with the Company.
10.    Confidentiality. The parties shall keep confidential and not disclose the terms of this Agreement, the contents of any negotiations that led to this Agreement, and/or the fact or amount of any payments made hereunder. However, nothing in this Agreement shall prohibit the Company from making such disclosures as are necessary to individuals, including but not limited to board members, officers, agents, employees, attorneys, auditors, accountants, and/or tax preparers, who have a reasonable need to know and/or to effectuate the terms of this Agreement, provided that the Company also informs the recipient(s) of the disclosure that the information is confidential. In addition, nothing in this Agreement shall prohibit the Company from making such disclosures as are required by law and/or by any regulatory agency, including but not limited to, any and all disclosures required pursuant to SEC reporting and other regulations. Nothing in this Agreement shall prevent Executive from making such disclosures as are necessary to his spouse, attorneys, auditors, accountants, and tax preparers, provided that Executive also informs the recipient of the disclosure that the information is confidential. The covenants of confidentiality set forth in this Agreement are material terms hereof, and for the breach thereof, any aggrieved party will be entitled to pursue damages and seek injunctive relief.

Executive acknowledges that during his employment with the Company he received and/or obtained Confidential Information and Third Party Information as those terms are defined below. Executive represents that at all times during the term of his employment he held in strictest confidence, and did not use, except for the benefit of the Company any Confidential Information of the Company. Executive agrees that he will continue to keep confidential and not to use for the benefit of any person or entity all non-public information about the Company or third parties that he acquired during the course of his employment with the Company, including without limitation any Confidential Information or Third Party Information. Executive acknowledges that “Confidential Information“ means any Company personnel information, employee information, proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, pricing, markets, software, processes, marketing, finances or other business information obtained by Executive and/or disclosed to Executive by the Company either directly or indirectly in writing or orally. Executive further acknowledges that Confidential Information does not include any of the foregoing items, which have become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.
Executive acknowledges that the Company has received from third parties their confidential or proprietary information subject to a duty on the part of the Company to maintain the confidentiality of such information (“Third Party Information”). Executive represents that he has held all such confidential or proprietary information in the strictest confidence and agrees not to disclose any Third Party Information to any person, firm or corporation or to use it.
Nothing in this Agreement is intended to waive or release Executive from any and all obligations to the Company under any confidentiality, proprietary information or non-disclosure agreement, or any obligation created by statutory or common law to protect any intellectual property or proprietary information of the Company and/or its employees.
11.    Non-Disparagement. Executive agrees that he will not make any disparaging statements about the Company, or any of its services, products, officers, directors, employees, customers, or channel partners except to the extent that such statements are made truthfully in response to a duly-issued subpoena or other compulsory legal process. The Company agrees that it will direct its officers, directors, and managers not to make any disparaging statements about the Executive, or any of his work product, except to the extent that such statements are made truthfully in response to a duly issued subpoena or other compulsory legal process. The covenants of non-disparagement set forth in this Agreement are material terms hereof, and for the breach thereof, any aggrieved party will be entitled to pursue damages and seek injunctive relief.
12.    Non-Solicitation. Executive agrees that for a period of two years following the Separation Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.
13.    Section 409A Compliance. The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company's responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive on compensation paid or provided to the Executive pursuant to this Agreement. In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.
14.    Equity. Except for the acceleration of vesting as set forth in Section 3 herein (i) vesting of Executive’s option shares and/or restricted stock shall cease effective the Separation Date and (ii) Executive's rights with respect to the exercise the vested options and shares shall continue to be governed by and subject to the terms and conditions of the related stock option and/or restricted stock unit agreement or any other applicable equity plans/agreements under which they were granted.
15.    No Admission. This Agreement shall never be considered at any time or for any purpose as an admission of liability by any party hereto, or that any party or person referred to herein in this Agreement acted wrongfully with respect to any other party or person.
16.    Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.
17.    Severability. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.
18.    Dispute Resolution. In the event of any disputes or claims between the parties, including, but not limited to, any claims that are based upon or arise out of this Agreement or any alleged breach of this Agreement, the parties agree that all such disputes or claims shall be resolved by binding arbitration in the manner described in the Employment Agreement.
19.    Entire Agreement and Modification. This Agreement, along with any agreements described herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the parties, whether written or oral, including the Employment Agreement, which agreements are hereby terminated and of no further legal force or effect. However, nothing in this agreement shall waiver or release any proprietary rights, assignment of inventions, and/or confidentiality agreements between the Company and Executive, including, but not limited to Executive’s Employee Innovations and Proprietary Rights Assignment Agreement, which agreements shall remain in full force and effect. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

20.     Execution in Counterparts. This Agreement may be executed in one or more counterparts, any one of which shall be deemed to be the original even if the others are not produced. Furthermore, facsimile or electronic format signatures shall be enforceable as originals.

EXECUTIVE ACKNOWLEDGES THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS (AS DESCRIBED ABOVE IN SECTIONS 4 AND 6) HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE AMOUNT DESCRIBED IN SECTION 3, WHICH HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE.

AGREED: Date:	April 29, 2015		/s/ Charles W. Berger
Charles W. Berger
EXTREME NETWORKS, INC.
Date:	April 29, 2015	By:	/s/ Kenneth Arola
		Name:	Kenneth Arola
	Date: ______________________________	Title:	Executive Vice President, Chief Financial Officer, and Chief Accounting Officer

EXHIBIT A

Grant Number	Description	Grant Date	Plan/Type	Shares	Price	Exercised/ Released	Vested as of 04/19/2015	Shares that will vest if this Agreement becomes effective	Total vested shares if this Agreement becomes effective
________	_____________	_________	__________	_________________	___________	_______________	_______________	_______________	_______________

151707	New Hire Option Grant	05/02/2013	2005/NQ	900,000	$3.1700	0	431,250	225,000	656,250
A151708	New Hire Performance Option Grant	05/02/2013	2005/NQ	300,000	$3.1700	0	225,000	75,000	300,000
B151708	New Hire Performance Option Grant	05/02/2013	2005/NQ	300,000	$3.1700	0	212,500	87,500	300,000
C151708	New Hire Performance Option Grant	05/02/2013	2005/NQ	300,000	$3.1700	0	200,000	100,000	300,000
				_________________		_______________	_______________	_______________	_______________
				1,800,000		0	1,068,750	487,500	1,556,250

A160627	Executive MSU Grant	01/01/2015	2013/PSU	55,016	$0.0000	0	0	0	0
B160627	Executive MSU Grant	01/01/2015	2013/PSU	55,017	$0.0000	0	0	0	0
C160627	Executive MSU Grant	01/01/2015	2013/PSU	55,017	$0.0000	0	0	0	0
				_________________		_______________	_______________	_______________	_______________
				165,050		0	0	0	0

160367	Executive Long Term Incentive RS Grant	02/07/2014	2013/RSU	280,000	$0.0000	95,200	95,200	92,400	187,600
160623*	Executive Retention RSU Grant	01/30/2015	2013/RSU	70,000	$0.0000	0	0	70,000	70,000
				_________________		_______________	_______________	_______________	_______________
				350,000		95,200	95,200	162,400	257,600
								0
				_________________		_______________	_______________	_______________	_______________
				2,315,050		95,200	1,163,950	649,900	1,813,850